Exhibit 11.1

                 WATERMARC FOOD MANAGEMENT CO. AND SUBSIDIARIES
    COMPUTATION OF EARNINGS (LOSS) PER COMMON AND COMMON EQUIVALENT SHARES

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
                                                                    13 WEEKS ENDED
                                                          SEPTEMBER 29, 1996  OCTOBER 1, 1995
                                                          ------------------  ---------------
Computation of primary earnings (loss) per
      common and common equivalent shares:

      Net earnings (loss) applicable to common stock         $    (55,451)      $      7,476
                                                             ============       ============

      Weighted average number of common shares outstanding     13,433,658         11,112,026
                                                             ============       ============

      Primary earnings per common share                      $      (0.00)      $       0.00
                                                             ============       ============

Computation of earnings (loss) per common share assuming full dilution (A):

      Net earnings (loss) applicable to common stock         $    (55,451)      $      7,476

      Dividends on preferred stock                                 74,149             74,149

      Interest on 9% convertible subordinated debentures            4,883              4,883
                                                             ------------       ------------

      Earnings assuming full dilution                        $     23,581       $     86,508
                                                             ============       ============

      Weighted average number of shares outstanding            13,433,658         11,112,026

      Common shares issuable from stock option plans
           and from warrants                                    3,564,070          1,172,518

      Less shares assumed repurchased with proceeds           (12,845,221)        (1,934,733)

      Shares assumed issued upon conversion of
           preferred stock                                        411,925            411,925

      Shares assumed issued upon conversion of 9%
           subordinated debentures                                 43,400             42,200
                                                             ------------       ------------

      Common shares outstanding assuming full dilution          4,607,832         10,803,936
                                                             ============       ============

      Earnings per common and common equivalent
           share assuming full dilution                      $       0.01       $       0.01
                                                             ============       ============
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(A)  This calculation is submitted in accordance with the Securities and
     Exchange Act of 1934, Release No. 9083, although it is contrary to paragraph 40 of APB Opinion No. 15 because it produced an anti-dilutive result.